NORTHWEST TELEPRODUCTIONS, INC.

                        SECOND QUARTER FINANCIAL SUMMARY
                                    UNAUDITED



                              RESULTS OF OPERATIONS

                                                    Three Months Ended

                                              Sept 30          Sept 30
                                               1996              1995

NET SALES                                    $3,469,747       $3,500,872

COSTS AND EXPENSES

   Costs of products and services sold       $2,710,142       $2,664,969

   Selling, general and administrative         $502,323         $583,474

   Interest                                    $125,783         $121,176
                                             ----------       ----------

                                             $3,338,248       $3,369,619
                                             ----------       ----------

                                               $131,499         $131,253



OTHER INCOME                                     $8,898          $13,371
                                               --------        ---------

INCOME BEFORE INCOME TAX CREDIT                $140,397         $144,624





INCOME TAX CREDIT                             ($48,139)          $55,000



NET INCOME                                     $188,536          $89,624
                                               --------        ---------



NET INCOME PER SHARE                              $0.14            $0.07